Exhibit 99.1


           U.S. Physical Therapy Announces Record Revenues and Visits for Second Quarter 2003

    HOUSTON--(BUSINESS WIRE)--July 31, 2003--U.S. Physical Therapy, Inc. (NasdaqNM:USPH), a national operator of physical and occupational therapy outpatient clinics, today reported results for the second quarter and six-months ended June 30, 2003.

    Second Quarter 2003 vs. Second Quarter 2002

    -- Net revenues rose 12.3 percent to a record $27.0 million, from $24.1 million, due to a 11.3 percent increase in patient visits to 285,000 from 256,000 in the prior year quarter, combined with a 1.2 percent increase in net patient revenues per visit to $92.64.

    -- Earnings per share were $0.18 per diluted share for the current and prior year quarter. Net income for the quarter decreased slightly to $2.21 million from $2.34 million or 5.3 percent. The Company had 11 million shares outstanding at June 30, 2003, a reduction of 500,000 shares from 11.5 million at June 30, 2002 primarily due to the repurchase of approximately 800,000 shares in the second half of 2002.

    -- Clinic operating costs were 69 percent of net revenues compared to 66.5 percent as average visits per day per clinic decreased to 20.7 from 23.4. The 22 clinics opened in the first half of 2003 compared to 14 opened in the first half of 2002 contributed significantly to the decrease in average daily visits per clinic.

    --  Corporate office costs as a percentage of net revenues were
        12.4 percent compared to 11.9 percent in the prior year quarter due primarily to an increase in D&O insurance premiums. Excluding the increase in D&O insurance, corporate office costs as a percentage of net revenues was 11.9 percent.

    -- Same store sales increased 0.5 percent for clinics opened more than one year while same store visits were flat for the quarter.

    Six Months Ended June 2003 vs. Six Months Ended June 2002

    -- Net revenues rose 12.3 percent to $52 million, from $46.3 million, due to a 11.6 percent increase in patient visits to 550,000 and a 1.1 percent increase in net patient revenues per visit to $92.43.

    -- Earnings per share decreased 3 percent to $0.33 per diluted share from $0.34 in the prior year. Net income decreased to $4 million from $4.4 million or 9.3 percent.

    -- Clinic operating costs were 70 percent of net revenues for 2003 and 67.3 percent for the prior year.

    -- Corporate office costs were 12.5 percent of net revenues versus 11.6 percent one year earlier. Excluding the increase in D&O insurance, corporate office costs as a percentage of net revenues was 12.1 percent.

    -- Same store sales increased 2.7 percent for the year on an increase in same store visits of 1.9 percent.

    "In consideration of the current business environment, we are pleased with the results of the second quarter. Visits and revenues for the quarter set new records and the weaker growth in same store sales for the quarter was expected," commented Roy Spradlin, the Company's Chairman, President and Chief Executive Officer. "I am particularly pleased to announce that our strong performance has moved U.S. Physical Therapy up to 15 from 41 on the Fortune Small Business list of 100 Best Small Companies released in July."
    Spradlin continued, "At the beginning of the year, we stated our goal was to open more clinics earlier in the year and we are satisfied with the progress we have made towards this goal. In the second quarter, we opened 9 clinics and completed one which is scheduled to begin seeing patients in the third quarter. We are on target to open 40-45 new clinics this year with a strong pipeline for new clinics. We have 26 potential clinics identified to be opened in the second half of the year and another 50 plus opportunities for clinic openings identified beyond 2003. We closed four clinics during the quarter."
    "Our corporate office costs as a percentage of revenues increased during the current year over the prior year in large part due to a significant increase in D&O insurance premiums. This trend of increased premiums is prevalent for most public companies. Additionally, with the passage of the Sarbanes-Oxley Act of 2002, we have seen an increase in spending on outside consultants and utilization of internal resources as we become compliant with the new Act."
    "The Company continued to meet all of its cash needs from internally generated cash flow in the first half of 2003 with net cash provided by operating activities of $9.2 million. Our balance sheet continues to be strong with cash increasing to $12.6 million at June 30 from $7.6 million at year-end and a current ratio of 5.50.
    "We are still comfortable with our previously stated guidance of 10 to 17 percent earnings per share growth for the year," concluded Spradlin.
    U.S. Physical Therapy's management will host a conference call at 10:30 am Eastern Time, 9:30 am Central Time on Thursday, July 31 to discuss second quarter results. Interested parties may participate in the call by dialing (888) 694-4676 or (973) 935-8511 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days at this website.

    This press release contains forward-looking statements (often using words such as "believes," "expects," "intends," "plans," "appear," "should" and similar words), which involve numerous risks and uncertainties. Included among such statements are those relating to opening of new clinics, availability of personnel and reimbursement environment. The forward-looking statements are based on the Company's current views and assumptions, and the Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

    --  general economic, business, and regulatory conditions;

    --  competition;

    --  federal and state regulations;

    --  availability, terms, and use of capital;

    --  availability of skilled physical therapists; and

    --  weather.

    Please see the Company's filings with the Securities and Exchange Commission for more information on these factors. Management undertakes no obligation to update any forward-looking statement, whether as the result of actual results, changes in assumptions, new information, future events, or otherwise.

    About U.S. Physical Therapy, Inc.

    Founded in 1990, U.S. Physical Therapy, Inc. operates 217 outpatient physical and/or occupational therapy clinics in 34 states and manages five physical therapy facilities for third parties. The Company's clinics provide post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries, rehabilitation of injured workers and preventative care. Named for three consecutive years in Forbes Magazine's Best 200 Small Companies List, U.S. Physical Therapy is included on the Russell 2000 and Russell 3000 Indexes.

    More information is available at www.usph.com.

    The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to revenue and earnings expectations, acquisitions, reimbursement rates and coverage, state and national regulatory compliance, the Company's maintenance of above-average quality of its services and products and competitive pressures. Further information regarding factors that could affect the Company's results is included in the Company's filings with the Securities and Exchange Commission.

    (See Attached Tables)


             U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)

                                Three Months Ended  Six Months Ended
                                    June 30,             June 30,
                                ------------------  ------------------
                                 2003      2002      2003      2002
                                --------  --------  --------  --------
                                   (unaudited)         (unaudited)
Net patient revenues           $ 26,382  $ 23,449  $ 50,865  $ 45,085
Management contract revenues        582       570     1,059     1,158
Other revenues                       39        32        85        58
                                --------  --------  --------  --------
Net revenues                     27,003    24,051    52,009    46,301
Clinic operating costs:
  Salaries and related costs     12,092    10,459    23,608    20,461
  Rent, clinic supplies and
   other                          6,131     5,022    12,030     9,763
  Provision for doubtful
   accounts                         418       511       756       942
                                --------  --------  --------  --------
                                 18,641    15,992    36,394    31,166

Corporate office costs            3,344     2,863     6,522     5,368
                                --------  --------  --------  --------

Operating income                  5,018     5,196     9,093     9,767

Interest expense                     48        61        94       120
Minority interests in
 subsidiary limited
 partnerships                     1,404     1,349     2,549     2,508
                                --------  --------  --------  --------

Income before income taxes        3,566     3,786     6,450     7,139

Provision for income taxes        1,353     1,450     2,450     2,727
                                --------  --------  --------  --------

Net income                     $  2,213  $  2,336  $  4,000  $  4,412
                                ========  ========  ========  ========

Basic earnings per common
 share (Note 1)                $    .20  $    .21  $    .37  $    .40
                                ========  ========  ========  ========

Diluted earnings per common
 share (Note 1)                $    .18  $    .18  $    .33  $    .34
                                ========  ========  ========  ========



             U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)

Note 1: The following table sets forth the computation of basic and diluted earnings per share:

                                Three Months Ended  Six Months Ended
                                    June 30,             June 30,
                                ------------------  ------------------
                                 2003      2002       2003      2002
                                --------  --------  --------  --------
                                   (unaudited)         (unaudited)
Numerator:
 Net income                    $  2,213  $  2,336  $  4,000  $  4,412
                                --------  --------  --------  --------
 Numerator for basic earnings
  per share                    $  2,213  $  2,336  $  4,000  $  4,412
 Effect of dilutive securities:
   Interest on convertible
    subordinated notes payable       31        39        61        78
                                --------  --------  --------  --------
 Numerator for diluted
  earnings per share ---
  income available to common
  stockholders after assumed
  conversions                  $  2,244  $  2,375  $  4,061  $  4,490
                                ========  ========  ========  ========

Denominator:
 Denominator for basic
  earnings per share ---
  weighted-average shares        10,956    11,132    10,933    10,894
 Effect of dilutive securities:
   Stock options                    798     1,307       810     1,471
   Convertible subordinated
    notes payable                   700       878       700       889
                                --------  --------  --------  --------
 Dilutive potential common
  shares                          1,498     2,185     1,510     2,360
                                --------  --------  --------  --------
 Denominator for diluted
  earnings per share ---
  adjusted weighted-average
  shares and assumed
  conversions                    12,454    13,317    12,443    13,254
                                ========  ========  ========  ========

Basic earnings per
 common share                  $    .20  $    .21  $    .37  $    .40
                                ========  ========  ========  ========
Diluted earnings per
 common share                  $    .18  $    .18  $    .33  $    .34
                                ========  ========  ========  ========


             U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
          (in thousands, except share and per share amounts)

                                              June 30,    December 31,
                                                2003         2002
                                             -----------  ------------
ASSETS                                       (unaudited)
Current assets:
  Cash and cash equivalents                 $    12,576  $      7,610
  Patient accounts receivable, less
   allowance for doubtful accounts of
   $4,196 and $4,327, respectively               13,156        13,235
  Accounts receivable - other                       563           443
  Other current assets                              742         1,307
                                             -----------  ------------
     Total current assets                        27,037        22,595
Fixed assets:
  Furniture and equipment                        19,338        17,796
  Leasehold improvements                         10,052         9,310
                                             -----------  ------------
                                                 29,390        27,106
  Less accumulated depreciation and
   amortization                                  18,173        16,693
                                             -----------  ------------
                                                 11,217        10,413
Goodwill, net of amortization of $335             5,590         5,590
Other assets, net of amortization of $430
 and $505, respectively                           2,210         2,435
                                             -----------  ------------
                                            $    46,054  $     41,033
                                             ===========  ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable - trade                  $       415  $        624
  Accrued expenses                                2,133         2,188
  Estimated third-party payor (Medicare)
   settlements                                       33            33
  Notes payable                                       4             4
  Convertible subordinated notes payable          2,333           ---
                                             -----------  ------------
     Total current liabilities                    4,918         2,849
Notes payable - long-term portion                    15            17
Other long-term liabilities                         217           273
Convertible subordinated notes payable              ---         2,333
Minority interests in subsidiary limited
 partnerships                                     3,275         3,024
Commitments and contingencies                       ---           ---
Shareholders' equity:
  Preferred stock, $.01 par value, 500,000
   shares authorized, 0 shares outstanding          ---           ---
  Common stock, $.01 par value, 20,000,000
   shares authorized, 11,990,674 and
   11,818,711 shares issued at June 30, 2003
   and December 31, 2002, respectively              120           118
Additional paid-in capital                       24,423        23,313
Retained earnings                                25,608        21,608
Treasury stock at cost, 947,100 and 945,300
 shares held at June 30, 2003 and December
 31, 2002, respectively                         (12,522)      (12,502)
                                             -----------  ------------
     Total shareholders' equity                  37,629        32,537
                                             -----------  ------------
                                            $    46,054  $     41,033
                                             ===========  ============

Note 2: Certain prior period amounts have been reclassified for comparison purposes.


             U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
                  CONDENSED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                  Three Months Ended  Six Months Ended
                                       June 30,           June 30,
                                  ------------------  ----------------
                                    2003      2002     2003     2002
                                  -------- --------- -------- --------
                                     (unaudited)        (unaudited)
Operating activities
  Net income                      $ 2,213  $  2,336  $ 4,000  $ 4,412
  Depreciation and amortization       881       714    1,722    1,413
  Minority interest in earnings     1,404     1,349    2,549    2,508
   Provision for doubtful accounts    418       511      756      942
  Tax benefit from exercise of
   options                            354     1,699      525    3,723
  Other                                (1)       87      (35)     154
  Changes in working capital         (616)     (487)    (328)  (2,956)
                                  -------- --------- -------- --------
     Net cash provided by
      operating activities          4,653     6,209    9,189   10,196

Investing activities
  Purchase of fixed assets         (1,149)   (1,294)  (2,619)  (2,298)
  Purchase of intangibles              --      (314)      --     (773)
  Other                                --         1      129        1
                                  -------- --------- -------- --------
     Net cash used in investing
      activities                   (1,149)   (1,607)  (2,490)  (3,070)

Financing activities
  Distributions to minority
   investors                       (1,446)   (1,512)  (2,298)  (2,557)
  Payment of notes payable             (1)       (1)      (2)    (698)
  Repurchase of common stock           --        --      (20)      --
  Proceeds from exercise of stock
   options                            385     1,090      587    2,454
                                  -------- --------- -------- --------
     Net cash used in financing
      activities                   (1,062)     (423)  (1,733)    (801)

        Change in cash and cash
         equivalents              $ 2,442  $  4,179  $ 4,966  $ 6,325
                                  ======== ========= ======== ========


    CONTACT: U.S. Physical Therapy, Inc.
             Roy W. Spradlin, 713-297-7000
             Chairman, President and CEO
             or
             J. Michael Mullin, 713-297-7000
             Chief Financial Officer
             or
             Euro RSCG Life NRP
             Investors:
             John Capodanno, 212-845-4258